EXHIBIT 10.59

[FuelCell Stationery]

January 12, 2006
Mr. Jerry D. Leitman
120 Prospect Street, Unit 28
Ridgefield, CT 06877

Dear Jerry:

At your request, this letter agreement will confirm that we have modified your Employment Agreement (the “Agreement”), dated as of August 1, 1997, between you and Energy Research Corporation, which is now known as FuelCell Energy, Inc.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, we have agreed to modify your Agreement as follows:

Section 1.1 of the Agreement is deleted and replaced with the following:

Commencing on January 12, 2006 or on such other date mutually agreed upon by the parties (the “Commencement Date”) the Company agrees to employ the Employee and the Employee agrees to be employed as a part-time employee with duties of assisting in the transition of responsibilities of the position of President and Chief Executive Officer (the “P/CEO”) of the Company to R. Daniel Brdar, the incoming P/CEO, and providing strategic advice to him and to the Board of Directors. In that capacity, the Employee shall perform such duties as are or may be assigned to him by the P/CEO of the Company and/or the Board of Directors of the Company from time-to-time. During the period of this Agreement, the Employee shall become a non-executive Chairman of the Board of the Company. Accordingly, the Company will, during the term of this Agreement, nominate the Employee for re-election as a nominee of the Board of Directors and use its reasonable best efforts to cause the Employee to be so re-elected and, if elected, to appoint the Employee as Chairman of the Board.

Section 1.2 of the Agreement is deleted and replaced with the following:

The Employee shall devote sufficient working time, attention, energy, skill and effort to the performance of his duties under this Agreement with the expectation that Employee will devote a minimum of 25% of the Company’s customary business hours per week (the “Percentage”). It is agreed and understood that the Percentage may change from week to week, but in no event shall the Employee work, or be permitted to work, in excess of 40 hours in any workweek. The Employee shall not during the term of this Agreement engage in any other business activity that would create a conflict of interest or that would result in lost business opportunities whether or not such activities are pursued for gain, profit or other pecuniary advantage.

Section 1.3 of the Agreement is deleted.

Section 2.1 of the Agreement is deleted and replaced with the following:

The term of the Employee’s employment by the Company under this Agreement shall commence on the Commencement Date and, except as otherwise provided in this Agreement with respect to earlier termination, shall continue for an initial period of one (1) year. Following the end of the initial period, this Agreement may be extended upon mutual approval of the Employee, the Board of Directors of the Company, and the P/CEO.

Section 3.1 of the Agreement is deleted and replaced with the following:

For all service to be rendered by the Employee under this Agreement, the Company agrees to pay the Employee (i) his base salary earned during the applicable pay period (based on a salary of $395,000 per annum) multiplied by (ii) the average Percentage during that pay period. The base salary shall be payable at such times as is customary for employees of the Company and in accordance with the normal payroll practices of the Company.

Section 3.2 of the Agreement is deleted and replaced with the following:

The Employee shall be eligible for a discretionary bonus in such amount as may be determined by the Compensation Committee of the Board of Directors in its sole discretion at the conclusion of the Company’s fiscal year.

Section 3.3(b) of the Agreement is deleted.

Section 4.1 of the Agreement is deleted and replaced with the following:

The Employee shall be entitled to receive one week of paid vacation per calendar year (prorated for any partial year); provided, however, that the Employee shall receive one additional day of vacation each year for each 5% that the average Percentage during the year exceeds 25% (prorated for any partial year).

Section 4.6 of the Agreement is deleted, and all references to Section 4.6 are deleted.

Section 4.7 of the Agreement is deleted.

Section 7.4 of the Agreement is deleted.

Except as otherwise modified in this Letter Agreement, the remaining provisions of Agreement shall continue in full force and effect.

If these modifications are stated correctly and are acceptable, please signify your agreement by signing below.

Very truly yours,

FUELCELL ENERGY, INC.

By_______________________________
William Lawson
Chairman, Compensation Committee of the Board of Directors

Agreed and Accepted:

By_______________________________
Jerry D. Leitman